Exagen Inc. Reports Fourth Quarter and Full Year 2022 Results

Record AVISE® CTD Volume in 2022

March 20, 2023

SAN DIEGO – Exagen Inc. (Nasdaq: XGN), a leading provider of autoimmune testing solutions, today reported financial results for the fourth quarter and full year ended December 31, 2022.
Recent Highlights:
•Record 135,210 flagship AVISE® CTD tests, for the full year 2022, including 33,819 tests for the fourth quarter of 2022. Since the launch of AVISE® CTD in 2012, we have now delivered approximately 750,000 of these tests.
•Total revenue of $45.6 million for the year ended December 31, 2022, and total revenue of $12.8 million for the fourth quarter of 2022.
•John Aballi, President and CEO, joined the Company in the fourth quarter of 2022 and implemented a new strategy focused on reducing cash burn and driving ASP and GM improvement to ultimately reach profitability with current cash balance.

“I’m pleased to be joining Exagen at this exciting time and am happy with our team’s performance to finish the year. 2022 saw significant improvement in our Medicare rate and record AVISE CTD testing delivered, providing rheumatologists with the best diagnostic tool for a comprehensive autoimmune evaluation. I’m excited to be part of this team and look forward to an even better 2023,” said John Aballi, President and CEO.

Fourth Quarter 2022 Financial Results
Total revenue for the three months ended December 31, 2022 and 2021 was $12.8 million and $12.7 million, respectively. Total gross margin was 50.9% in the fourth quarter of 2022 compared to 61.1% in the fourth quarter of 2021. The decrease in gross margin percentage was driven by an increase in COGS mostly attributable to inflationary pressures and a decrease in other testing volume, which was slightly offset by an increase in ASP.

Operating expenses were $27.3 million in the fourth quarter of 2022, compared to $18.9 million in the fourth quarter of 2021. Operating expenses in the fourth quarter include a one-time impairment in the amount of $5.5 million of goodwill from 2010. Additional year-over-year increases were primarily due to an increase in employee related expenses due to headcount and inflation, an increase in public company expenses, an increase in marketing expenditures, and a onetime $1.2 million charge for severance payments related to our reduction-in-force and the CEO transition.

For the fourth quarter of 2022, net loss was $14.4 million, of which $6.7 million was from goodwill impairment and severance charges, compared to a net loss of $7.1 million for the fourth quarter of 2021.
Cash and cash equivalents were approximately $62.4 million as of December 31, 2022.
Full Year 2022 Financial Results
Total revenue for full year 2022 was $45.6 million, compared with $48.3 million for the full year 2021. Total gross margin was 46.9% for the full year 2022 compared to 57.4% in 2021.
Operating expenses were $91.6 million for the full year of 2022, compared with $72.4 million for the full year of 2021.
Net loss was $47.4 million for the full year of 2022, compared with $26.9 million for the full year of 2021.
Guidance
For the first quarter 2023, we are increasing guidance to be in the range of $9.2 million to $9.7 million, up from $8.2 million to $9.2 million conveyed at the start of the quarter.

Conference Call
A conference call to provide a business update and review fourth quarter and year-end 2022 financial results is scheduled for today March 20, 2023 at 4:30 PM Eastern Time (1:30 PM Pacific Time). Interested parties may access the conference call by dialing (201) 389-0918 (U.S.) or (877) 407-0890 (international). Additionally, a link to a live webcast of the call will be available in the Investor Relations section of Exagen's website at investors.exagen.com.
Participants are asked to join a few minutes prior to the call to register for the event. A replay of the conference call will be available until Monday, April 3, 2023 at 11:59 PM Eastern Time (8:59 PM Pacific Time). Interested parties may access the replay by dialing (201) 612-7415 (U.S.) or (877) 660-6853 (international) using passcode 13736103. A link to the replay of the webcast will also be available in the investor relations section of Exagen's website.
About Exagen
Exagen is dedicated to transforming the care continuum for patients suffering from debilitating and chronic autoimmune diseases by enabling timely differential diagnosis and optimizing therapeutic intervention. Exagen has developed and is commercializing a portfolio of innovative testing products under its AVISE® brand, several of which are based on our proprietary Cell-Bound Complement Activation Products, or CB-CAPs, technology. Exagen’s goal is to enable providers to improve care for patients through the differential diagnosis, prognosis and monitoring of complex autoimmune and autoimmune-related diseases, including rheumatoid arthritis and lupus. For further information please visit www.Exagen.com.
Forward Looking Statements

Exagen cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Exagen’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: Exagen's goals and strategies; the potential utility and effectiveness of Exagen's services and testing solutions that are currently available; the ability of the Company to obtain and maintain wider and consistent reimbursement for its tests; Exagen's future potential growth; and the 2023 guidance. The inclusion of forward-looking statements should not be regarded as a representation by Exagen that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Exagen’s business, including, without limitation: the COVID-19 pandemic may continue to adversely affect our business, financial condition and results of operations, including as a result of shutdowns of our facilities and operations as well as those of our suppliers and courier services, impeding patient movement and interruptions to healthcare services causing a decrease in test volumes, disruptions to the supply chain of material needed for our tests, our sales and commercialization activities and our ability to receive specimens and perform or deliver the results from our tests, delays in reimbursement and coverage decisions from Medicare and third-party payors and in interactions with regulatory authorities, and delays in ongoing and planned clinical trials involving our tests; the Company’s commercial success depends upon attaining and maintaining significant market acceptance of its testing products and promoted therapeutics among rheumatologists, patients, third-party payors and others in the medical community; the Company’s ability to successfully execute on its business strategies, third-party payors not providing coverage and adequate reimbursement for the Company’s testing products; the Company’s ability to obtain and maintain intellectual property protection for its testing products; regulatory developments affecting the Company’s business; and other risks described in Exagen’s prior press releases and Exagen’s filings with the Securities and Exchange Commission, or SEC, including under the heading “Risk Factors” in Exagen’s Annual Report on Form 10-K for the year ended December 31, 2022 and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Exagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

CONTACTS:
Investor Relations
Exagen Inc.
Ryan Douglas
rdouglas@exagen.com
760.560.1525

Company
Exagen Inc.
Kamal Adawi, Chief Financial Officer
kadawi@exagen.com

Exagen Inc.
Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Unaudited)
Revenue	$12,837	$12,689	$45,563	$48,299
Operating expenses:
Costs of revenue	6,309	4,939	24,214	20,588
Selling, general and administrative expenses	12,812	11,802	52,018	44,541
Research and development expenses	2,701	2,202	9,876	7,237
Goodwill impairment	5,506	—	5,506	—
Total operating expenses	27,328	18,943	91,614	72,366
Loss from operations	(14,491)	(6,254)	(46,051)	(24,067)
Interest expense	(626)	(639)	(2,448)	(2,625)
Interest income	481	15	830	16
Loss before income taxes	(14,636)	(6,878)	(47,669)	(26,676)
Income tax expense	282	(175)	282	(175)
Net loss	$(14,354)	$(7,053)	$(47,387)	$(26,851)
Net loss per share, basic and diluted	$(0.83)	$(0.42)	$(2.77)	$(1.68)
Weighted-average number of shares used to compute net loss per share, basic and diluted	17,194,293	16,969,614	17,082,348	15,972,256

Exagen Inc.
Condensed Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$62,391	$99,442
Accounts receivable, net	6,077	9,654
Prepaid expenses and other current assets	4,143	3,638
Total current assets	72,611	112,734
Property and equipment, net	8,197	4,772
Operating lease right-of-use assets	4,885	—
Goodwill	—	5,506
Other assets	528	433
Total assets	$86,221	$123,445
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,046	$2,492
Operating lease liabilities	1,040	—
Borrowings-current portion	190	—
Accrued and other current liabilities	5,347	6,826
Total current liabilities	9,623	9,318
Borrowings-non-current portion, net of discounts and debt issuance costs	28,778	27,478
Non-current operating lease liabilities	4,493	—
Deferred tax liabilities	—	306
Other non-current liabilities	867	1,407
Total liabilities	43,761	38,509
Commitments and contingencies (Note 5)
Stockholders' equity:
Common stock, $0.001 par value; 200,000,000 shares authorized at December 31, 2022 and December 31, 2021; 16,549,984 and 16,164,994 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	17	16
Additional paid-in capital	297,970	293,060
Accumulated deficit	(255,527)	(208,140)
Total stockholders' equity	42,460	84,936
Total liabilities and stockholders' equity	$86,221	$123,445